BRF S.A.

A Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCEMENT TO THE MARKET

Pursuant to Paragraph 4, Article 157 of Law 6.404 of December 15, 1976, and item XV of the sole paragraph of Article 2 of CVM Instruction 358 of January 3, 2002, BRF S.A. (“Company”) announced in a Material Fact of August 30, 2013 with respect to the Company share buyback program for the acquisition of up to 1,381,946 (one million, three hundred and eighty-one thousand, nine hundred and forty-six) common shares, all book entry and with no par value during a period of 15 (fifteen) days,  terminating on September 16, 2013.

Pursuant to the best practices of Corporate Governance, the Company hereby announces that the process was concluded on September 13, 2013, the total amount  proposed in the program being acquired at an average price of R$56.87 representing a total investment of approximately R$ 78.6 million.

We thus declare the blackout period for the trading of the Company’s shares by related parties as having ended.

São Paulo-SP, September 17, 2013

Leopoldo Viriato Saboya

Chief Financial, Administration and Investor Relations Officer